Exhibit 99.1

Texas Roadhouse, Inc. Completes Acquisitions of Nine Franchised Restaurants

LOUISVILLE, Ky, (July 2, 2007) — Texas Roadhouse, Inc. (NasdaqGS: TXRH) announced today that it has closed on the acquisitions of nine franchised restaurants. The aggregate purchase price for the restaurants, which included seven in Indiana and one each in Kentucky and Missouri, was approximately $22.6 million. In separate but related transactions the Company acquired the fee interest in seven of the nine properties, which were owned by related parties of the seven franchisees, for an aggregate price of approximately $12.1 million. The purchase price for all transactions was paid in cash, funded through borrowings under the Company’s credit facility.

For accounting purposes, the financial results of all nine restaurants will be included in the Company’s financial results from the effective date of June 27, 2007 forward. June 27 is the first day of the Company’s third fiscal quarter of 2007. On a 12-month basis, the acquisition is expected to add approximately $33.5 million of net revenue and approximately $0.015 per diluted share to earnings, excluding any acquisition-related charges. In the Company’s third quarter of 2007, the Company expects to record a charge of approximately $0.005 per diluted share relating primarily to the termination of franchise agreements for certain restaurants that operated at a royalty rate lower than the current market royalty rates.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “I am excited to announce that we have acquired a very profitable set of restaurants that are being run by great operators. I want to thank everyone who made these acquisitions a reality, and we look forward to a smooth transition.”

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates 270 restaurants system-wide in 44 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2007, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2007 and beyond, the sales at these and our other company-owned and franchised restaurants, our ability to control other restaurant operating costs, our ability to complete the acquisition of franchise restaurants, our ability to integrate the franchise restaurants which we acquire, strength of consumer spending and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Travis Doster

502-638-5457

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